Exhibit 10.3

March 15, 2024

Private and Confidential

Jo-Ann Stores, LLC

5555 Darrow Road

Hudson, OH 44236

Attention: Scott Sekella, Chief Financial Officer

$100 million Senior Secured FILO Facility Commitment Letter

Ladies and Gentlemen:

Jo-Ann Stores, LLC (the “Company” or “you”) has (i) advised the parties listed on the signature pages hereto (each, a “FILO Lender” and, collectively, the “FILO Lenders”, “we”, “us” or “our”), that the Company and certain of its subsidiaries and affiliates (collectively with the Company, the “Debtors”) have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), and (ii) in connection with the foregoing, requested that the FILO Lenders agree (x) to the consensual use by the Debtors of Cash Collateral (as such term is defined in, and subject to the terms and conditions of, that certain Interim Order Under Bankruptcy Code Sections 105, 361, 362, 363, 364, 503, 506, 507, and 552, and Bankruptcy Rules 2002, 4001, 6003, 6004, and 9014 (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) use Cash Collateral, (II) Granting (A) Liens and Providing Superpriority Administrative Expense Status and (B) Adequate Protection of Prepetition Secured Creditors, (III) Modifying Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief (the “DIP Order”)) and (y) to commit to convert the FILO Loans under (and as defined in) the Pre-Petition ABL/FILO Credit Agreement, subject only to the satisfaction (or waiver by all of the FILO Lenders) of the conditions precedent set forth under the caption “Conditions Precedent to the Effective Date” (the “Specified Conditions”) set forth in the term sheet attached hereto as Exhibit A (the “Exit FILO Facility Term Sheet”), to senior secured, last out term loans (the “Exit FILO Facility”), which terms and conditions will be memorialized in a credit agreement, or in an amendment to the Pre-Petition ABL/FILO Credit Agreement referred to in the Exit FILO Facility Term Sheet, that will govern the Exit FILO Facility on the terms set forth in the Exit FILO Facility Term Sheet. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Exit FILO Facility Term Sheet or the Pre-Petition ABL/FILO Credit Agreement, as applicable.

To provide assurance that the Exit FILO Facility shall be available on the terms and conditions set forth herein and in the Exit FILO Facility Term Sheet, each FILO Lender is pleased to advise the Company of its commitment to convert the amount of its FILO Loan and its portion of the outstanding FILO Obligations under the Pre-Petition ABL/FILO Credit Agreement into a FILO Loan and FILO Obligations under the Exit FILO Facility, in each case in the amounts set forth on Schedule 1 hereto, on the terms set forth in the Exit FILO Facility Term Sheet and subject only to the satisfaction (or waiver by all of the FILO Lenders) of the Specified Conditions. It is understood and agreed that the commitments of the FILO Lenders under this Commitment Letter shall be several and not joint.

We hereby agree that there are no conditions (implied or otherwise) to our commitments in respect of the closing of the Exit FILO Facility on the Effective Date other than the Specified Conditions. Upon satisfaction (or waiver by all of the FILO Lenders) of the Specified Conditions, each party thereto will execute and deliver the definitive documentation for the Exit FILO Facility to which it is a party, and the closing of the Exit FILO Facility on the Effective Date shall occur.

You have engaged Bank of America, N.A. to act as the administrative agent and collateral agent in respect of the Exit FILO Facility (in such capacities, the “Administrative Agent”).

You hereby engage 1903P Loan Agent, LLC to act as the FILO documentation agent in respect of the Exit FILO Facility (in such capacity, the “FILO Documentation Agent”).

You hereby represent that (a) all written information (other than projections, financial estimates, forecasts and other forward-looking information (collectively, the “Projections”) or information of a general economic or industry nature) (the “Information”) that has been or will be made available to the FILO Lenders in connection with the Exit FILO Facility and the transactions contemplated hereby, by or on behalf of you, or any of your representatives, is or will be, when furnished and taken as a whole (and as the same may be supplemented from time to time), complete and correct in all material respects and does not or will not, when furnished and taken as a whole (and as the same may be supplemented from time to time), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections, if any, that have been or will be made available to the FILO Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the FILO Lenders (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projections will be realized and actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the closing of the Exit FILO Facility you become aware that any of the representations in the preceding sentence would be incorrect or incomplete in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct and complete in all material respects under those circumstances. In connection with each FILO Lender’s commitment hereunder, such FILO Lender will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

In addition, you agree, whether or not the Effective Date (as defined in the Exit FILO Facility Term Sheet) occurs, to reimburse the Administrative Agent and FILO Documentation Agent for all reasonable and documented out-of-pocket expenses (in the case of legal fees and expenses, limited to the reasonable and documented fees and disbursements of (i) one primary counsel to the Administrative Agent, which counsel shall be Morgan Lewis & Bockius LLP, and local bankruptcy counsel to the Administrative Agent, and (ii) one primary counsel to the FILO Documentation Agent and the FILO Lenders, which counsel shall be Choate, Hall &

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Stewart LLP, and local bankruptcy counsel to the FILO Documentation Agent and the FILO Lenders, and one additional counsel to Centerbridge Credit CS, L.P., which counsel shall be Proskauer Rose LLP) incurred in connection with the Exit FILO Facility, the preparation of this Commitment Letter and the definitive documentation for the Exit FILO Facility in connection therewith. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

You agree that, once paid, the fees and expense reimbursement or any part thereof payable hereunder will not be refundable under any circumstances. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim (and will be made with appropriate gross-up for withholding taxes to the extent that the applicable recipient has provided a properly completed and duly executed IRS Form W-9 or other certification establishing complete exemption from U.S. federal backup withholding). The foregoing provisions with respect to expense reimbursements in this paragraph shall be superseded by the applicable provisions contained in the definitive documentation for the Exit FILO Facility upon execution thereof and thereafter shall have no further force and effect.

You agree to indemnify and hold harmless the FILO Lenders, the Administrative Agent, the FILO Documentation Agent, their respective affiliates and the respective officers, directors, employees, agents, advisors, and successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses (other than lost profits of such Indemnified Persons), claims, damages, liabilities and reasonable and documented expenses, joint or several, to which any such Indemnified Person may become subject arising out of or relating to any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to this Commitment Letter, the Exit FILO Facility (including the use of proceeds therefrom) or the other transactions contemplated hereby, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you or any of your affiliates), and to reimburse each such Indemnified Person within ten business days after presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal fees and expenses to a single counsel and of one local counsel in each relevant jurisdiction, in each case for all Indemnified Persons (provided that, in the event of an actual or perceived conflict of interest, the Company will be required to pay for one additional counsel for each similarly affected group of Indemnified Persons taken as a whole and of one local counsel in each relevant jurisdiction, for each similarly affected group of Indemnified Persons taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (a) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or a material breach of the obligations of such Indemnified Person or (b) arising from disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of the Company or any of its controlled affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Exit FILO Facility). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross

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negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). No party hereto (including each party’s subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Exit FILO Facility; provided that this sentence shall not limit your indemnification obligations to the extent such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is otherwise entitled to indemnification under this paragraph.

You shall not be liable for any settlement of any Proceedings if the amount of such settlement was effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy.

In connection with this Commitment Letter and subject to the conditions precedent set forth in the Exit FILO Facility Term Sheet, each FILO Lender agrees to the proposed treatment of FILO Claims under (and as defined in) the ABL/FILO Acceptable Plan and that it will vote to accept the ABL/FILO Acceptable Plan in accordance with the terms thereof. Each FILO Lender agrees that it will not file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleadings, or other documents with any court) that, in whole or in part, is inconsistent with the transactions contemplated in the ABL/FILO Acceptable Plan and this Commitment Letter.

This Commitment Letter contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Commitment Letter may not be amended or modified except by a writing executed by each of the parties hereto. This Commitment Letter is solely for the benefit of the Debtors and the FILO Lenders, and no other person (except for affiliates and Indemnified Persons to the extent set forth above) shall acquire or have any rights under or by virtue of this Commitment Letter. This Commitment Letter may not be assigned by the Company without the prior written consent of each FILO Lender or by any FILO Lender without the Company’s prior written consent.

This Commitment Letter (including the Exit FILO Facility Term Sheet) and any claim, controversy or dispute arising under or related to this Commitment Letter and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof, and the Bankruptcy Code. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE

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TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER (INCLUDING THE SUMMARY OF TERMS), THE PERFORMANCE OF SERVICES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York, Borough of Manhattan and any appellate court from any thereof, and the Court (as defined in the DIP Order) shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Commitment Letter (including the Exit FILO Facility Term Sheet) and the transactions contemplated hereby and, for such purposes, irrevocably submits to the jurisdiction of such courts. Each of you and each FILO Lender waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter (including the Exit FILO Facility Term Sheet) is delivered to you on the understanding that, and you agree that, neither this Commitment Letter (including the Exit FILO Facility Term Sheet) nor any of its terms or substance nor the activities of the FILO Lenders in connection therewith shall be disclosed, directly or indirectly, by you to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) as required by applicable law, regulation or legal process or in any legal, judicial or administrative proceeding, (b) on a confidential basis to your affiliates, subsidiaries, and your and their directors, officers, employees, agents, attorneys, accountants, advisors and controlling persons who have a need to know such information in connection with any of the transactions contemplated hereby, (c) to the office of the U.S. Trustee, the lenders under the DIP Facility and the Exit Facilities (each as defined in the ABL/FILO Acceptable Plan referred to in the Exit FILO Facility Term Sheet), any ad-hoc or statutorily appointed committee of unsecured creditors, and their respective representatives and professional advisors on a confidential and “need to know” basis, (d) to the Court to the extent required to obtain Court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby, (e) to any rating agency in connection with any refinancing of term loan facilities or similar transaction, (f) in connection with the enforcement of your rights or remedies hereunder or (g) with our prior written consent; provided that you may disclose the aggregate fee amount contained in this Commitment Letter (and any fee letter agreement executed in connection herewith) as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Exit FILO Facility to the extent customary or required in offering and marketing materials for the Exit FILO Facility, in any public or regulatory filing requirement or to your and the Company’s auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs.

Each FILO Lender and its affiliates shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter (including the Exit FILO Facility Term Sheet) and otherwise in connection with the Exit FILO Facility and the transactions contemplated hereby and thereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any FILO Lender or its affiliates from disclosing any such information (a) pursuant to the

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order of any court or administrative agency or otherwise as required by applicable law or compulsory legal process (in which case such FILO Lender agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation and to only disclose that information necessary to fulfill such legal requirement), (b) upon the request or demand of any regulatory authority having jurisdiction over such FILO Lender or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by any FILO Lender, any of its affiliates, or its or such affiliates’ respective directors, employees, legal counsel, independent auditors and other experts or agents, (d) to the affiliates of each FILO Lender and its and such affiliates’ respective directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Exit FILO Facility and are informed of the confidential nature of such information and have agreed to receive such information subject to the terms of this paragraph or are otherwise bound by similar confidentiality obligations, (e) for purposes of establishing a “due diligence” or similar defense, (f) to rating agencies, in connection with obtaining ratings for any term loan facility, (g) to the extent that such information is or was received by any FILO Lender from a third party that is not to the knowledge of the such FILO Lender subject to confidentiality obligations to you, (h) to the extent that such information is independently developed by any FILO Lender or any of its affiliates without the use of any information that is required to be kept confidential in accordance with the terms hereof or (i) to potential participants or permitted assignees, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the FILO Documentation Agent). This paragraph shall terminate on the earlier of (a) the first anniversary of the date hereof and (b) the Effective Date (it being understood that in the case of this clause (b) the confidentiality provisions of this paragraph shall be superseded in their entirety by the applicable provisions contained in the definitive documentation for the Exit FILO Facility).

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and each FILO Lender may be required to obtain, verify and record information that identifies the Company and the Debtors party to the Exit FILO Facility, which information includes the name, address, tax identification number and other information regarding the Company and such Debtors that will allow us to identify the Company and such Debtors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each FILO Lender.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Such counterparts may be delivered by facsimile, “.tif” file or “.pdf” file and shall have the same effect as the original.

If the foregoing correctly sets forth our agreement, please indicate the Company’s acceptance of the terms of this Commitment Letter by returning to the Administrative Agent and the FILO Documentation Agent executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on March 15, 2024. This offer will automatically expire at such time if the Administrative Agent and the FILO Documentation Agent have not received such executed counterparts in accordance with the preceding sentence. This Commitment Letter and

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the commitments and agreements hereunder shall automatically terminate on the earliest of (a) the Effective Date, (b) unless the FILO Lenders shall, in their sole discretion, agree in writing to an extension (which agreement may be evidenced by email of counsel), May 20, 2024, and (c) the date, if any, upon which an ABL Termination Declaration (as defined in the DIP Order) is delivered. The provisions of this Commitment Letter relating to the payment and/or reimbursement of expenses, non-refundability and payment of fees, indemnification, governing law and submission to jurisdiction (in each case, except as expressly contemplated in such provisions) will survive any termination or expiration of this Commitment Letter; provided that your obligations under this Commitment Letter relating to the payment and/or reimbursement of expenses, non-refundability and payment of fees not then due and payable, and indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation in respect of the Exit FILO Facility, and you shall automatically be released from all liability in connection therewith at such time.

[Remainder of Page Intentionally Left Blank]

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Accepted and agreed to as of the date first above written:

JO-ANN STORES, LLC

By:	/s/ Scott Sekella
Name: Scott Sekella
Title: Treasurer

[Signature Page to Exit FILO Facility Commitment Letter]

Schedule 1

Exit FILO Facility

Exhibit A

Exit FILO Facility Term Sheet

[see attached]

Exhibit A

Exit FILO Facility Term Sheet

Capitalized terms used but not defined in this Exhibit A (this “Exit FILO Facility Term Sheet”) shall have the meanings set forth in the DIP Order (as defined in the commitment letter to which this Exit FILO Facility Term Sheet is attached (the “Exit FILO Facility Commitment Letter”)). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Borrower:	Reorganized Jo-Ann Stores, LLC (the “Borrower”).

Administrative Agent and Collateral Agent:	Bank of America, N.A. (the “Administrative Agent”).

FILO Documentation Agent:	1903P Loan Agent, LLC (the “FILO Documentation Agent”).

FILO Lenders:	1903 Partners, LLC and Centerbridge Credit CS, L.P. (the “FILO Lenders”).

Exit FILO Facility:	A $100,000,000 senior secured, last out term loan facility (the “Exit FILO Facility”, and the loans thereunder, the “Exit FILO Loans”).

Definitive Documentation:	The definitive documentation for the Exit FILO Facility (the “Definitive Documentation”) shall, except as otherwise set forth herein, be the same as the Amended and Restated Credit Agreement, dated as of October 21, 2016 (as amended on November 25, 2020, December 22, 2021, and March 10, 2023, and as otherwise modified prior to the Effective Date), by and among Jo-Ann Stores, LLC (the “Company”), Needle Holdings, LLC (“Holdings”), Bank of America, N.A., as the administrative agent and the collateral agent, and certain lenders party thereto from time to time (the “Pre-Petition ABL/FILO Credit Agreement”), but with changes and modifications as set forth in this Exit FILO Facility Term Sheet and otherwise reasonably acceptable to the FILO Lenders (but in no event more favorable to the Loan Parties in any material respect unless set forth in this Exit FILO Facility Term Sheet or otherwise agreed by the FILO Lenders) that (i) give due regard to the Borrower’s updated business plan, (ii) give due regard to the Borrower’s change in ownership structure and status as a private company as of the Effective Date, (iii) conform where customary and appropriate for transactions of this type to corresponding baskets and thresholds in the Exit Term Loan Facility, and (iv) give due regard to the inclusion of the Exit Revolving Facility (as defined in the commitment letter dated as of the date hereof and made between the Borrower, the Administrative Agent and the revolving lenders party thereto) within the Exit Credit Agreement. The Definitive Documentation shall be negotiated in good faith within a reasonable time period to be determined based on the expected date of the Court’s entry into an order (the “Confirmation Order”) confirming a plan of reorganization substantially in the form attached as Exhibit B to the Exit

FILO Facility Commitment Letter, without any adverse modification as to the treatment of the FILO Claims referred to therein and without any other material modification except as approved in writing by all of the FILO Lenders (the “ABL/FILO Acceptable Plan”). This paragraph, collectively, is referred to herein as the “Documentation Principles”.

FILO Maturity Date:	Same as under the Pre-Petition ABL/FILO Credit Agreement; provided that the scheduled maturity date of the FILO Loans shall be extended to June 22, 2027.

FILO Borrowing Base:

Same as under the Pre-Petition ABL/FILO Credit Agreement; provided that the definitions of “FILO In-Transit Advance Rate” and “FILO Inventory Advance Rate” will be restated in their entirety as follows:

“FILO In-Transit Advance Rate” means (a) during the period from September 1, 2024 through and including November 30, 2024, 12.5% and (b) at all other times, 15%; provided, in each case, that such applicable advance rate shall be reduced by 2.5% (i.e., from 12.5% to 10%, or from 15% to 12.5%, as applicable) at all times when Excess Availability (calculated without giving effect to such reduction or any corresponding reduction under any other component of the FILO Borrowing Base) is less than 20% of the Global Borrowing Base.

“FILO Inventory Advance Rate” means (a) during the period from September 1, 2024 through and including November 30, 2024, 17.5% and (b) at all other times, 20%; provided, in each case, that such applicable advance rate shall be reduced by 2.5% (i.e., from 17.5% to 15%, or from 20% to 17.5%, as applicable) at all times when Excess Availability (calculated without giving effect to such reduction or any corresponding reduction under any other component of the FILO Borrowing Base) is less than 20% of the Global Borrowing Base.

Voluntary Prepayments:	Same as under the Pre-Petition ABL/FILO Credit Agreement; provided that no voluntary prepayments of the FILO Loans shall be permitted during the term of the Exit Revolving Facility unless consented to by all, but not less than all, of the lenders under the Exit Revolving Facility.

Mandatory Prepayments:	Same as under the Pre-Petition ABL/FILO Credit Agreement.

Amortization:	None.

Interest Rates and Fees:	The Exit FILO Facility shall bear interest and accrue fees as set forth on Annex I hereto.

Guarantees:	All obligations of the Borrower under the definitive credit agreement for the Exit FILO Facility (the “Exit Credit Agreement”) and the related collateral documents (together with the Exit Credit Agreement, the “Loan Documents”) (collectively, the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by Holdings, any other holding company guarantor that guarantees the Exit Term Loan Facility (a “Parent Guarantor”), and each existing and subsequently acquired or organized direct or indirect domestic wholly-owned subsidiary of the Borrower and any other guarantors consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles (other than customary excluded subsidiaries as set forth in the Pre-Petition ABL/FILO Credit Agreement) (the “Guarantors”, together with the Borrower, the “Loan Parties”).

Security:

Subject to the intercreditor agreement described below under “Intercreditor Agreement” and consistent with the limitations and exclusions set forth in the Pre-Petition ABL/FILO Credit Agreement and the security agreement referenced therein, subject to the Documentation Principles, the Borrower Obligations and the Guarantees (collectively the “Secured Obligations”) will be secured on a first priority basis by substantially all assets of the Loan Parties (collectively, the “Collateral”).

All of the foregoing described in this section and the “Guarantees” section above, the “Collateral and Guarantee Requirement”.

Conditions Precedent to the Effective Date:

The effectiveness of the Exit FILO Facility on the closing date thereof (the “Effective Date”) will be subject to satisfaction (or waiver by the FILO Lenders) of the following conditions:

•  execution and delivery by the Borrower, Holdings and any Parent Guarantor of the Exit Credit Agreement;

•  delivery of board resolutions and organizational documents of the Loan Parties;

•  delivery of incumbency/specimen signature certificate of the Loan Parties;

•  delivery of customary legal opinions by counsel to the Loan Parties;

•  there shall not have occurred since the Petition Date any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (for purposes of this condition, defined in a manner consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to a carveout with respect to the filing of the Chapter 11 Cases and customary events or circumstances which resulted from the commencement of the Chapter 11 Cases);

•  the DIP Order shall have been approved by the Court substantially in the form attached to the Exit FILO Facility Commitment Letter as Exhibit C (without any adverse modification as to the treatment of the obligations and liens under the Pre-Petition ABL/FILO Credit Agreement and without any other material modification except as approved in writing by all of the FILO Lenders) and shall be in full force and effect, and no Cash Collateral Termination Event shall have occurred thereunder;

•  the Administrative Agent shall have received a certificate (in substantially the same form as the corresponding certificate delivered in connection with the Pre-Petition ABL/FILO Credit Agreement) of the chief financial officer (or financial officer in a similar role) of Holdings or the Borrower, stating that it and its subsidiaries, taken as a whole, as of the Effective Date, are solvent, in each case, after giving effect to the consummation of the ABL/FILO Acceptable Plan;

•  all fees due to the Administrative Agent, the FILO Documentation Agent, and the FILO Lenders shall have been paid (or shall have been caused to be paid), and all expenses to be paid or reimbursed to the Administrative Agent, the FILO Documentation Agent, and the FILO Lenders that have been invoiced at least one (1) Business Day prior to the Effective Date shall have been paid (or shall have been caused to be paid);

•  the Loan Parties shall have provided the documentation and other information to the FILO Lenders that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date (or such later date agreed to by the Administrative Agent and the FILO Documentation Agent) to the extent requested ten (10) days prior to the Effective Date;

•  on or before the date that is fifty (50) days following the Petition Date, the Court shall have entered (A) the Confirmation Order and (B) one or more orders, which may be the Confirmation Order, authorizing and approving the extensions of credit in respect of the Exit Credit Agreement, each in the amounts and on the terms set forth herein, and all transactions contemplated by the Exit Credit Agreement, and, in each case, such orders shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified;

•  the Loan Parties shall have delivered a security agreement and guarantee agreement substantially in the forms of those delivered for the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles;

•  the Loan Parties shall have delivered a fee letter substantially in the form of the FILO Fee Letter (as defined in the Pre-Petition ABL/FILO Credit Agreement), subject to the changes set forth on Annex I hereto;

•  the Intercreditor Agreement shall have been executed and delivered and be in full force and effect;

•  the FILO Lenders shall have entered into an agreement among lenders substantially in the form of the agreement among lenders with respect to the Pre-Petition ABL/FILO Credit Agreement;

•  the existing executory contracts between the Company and Gordon Brothers Retail Partners, LLC (as amended and supplemented in a manner reasonably acceptable to the Borrower, the FILO Lenders, the Administrative Agent, and the Required DIP Lenders (as defined in the DIP Order), and which amendments and supplements shall include a commercially reasonable agency agreement to be effective solely upon a Sale Event (as defined below)) and Gordon Brothers Realty Services, LLC shall be assumed on the effective date of the ABL/FILO Acceptable Plan (which contracts shall be maintained by the Company in full force and effect so long as the Exit FILO Loans remain outstanding);

•  the effective date under the ABL/FILO Acceptable Plan shall have occurred, or shall occur contemporaneously with the effectiveness of the Exit FILO Facility and all conditions precedent thereto as set forth therein shall have been satisfied or waived;

•  the Prepetition Revolving Obligations shall have been refinanced in accordance with the requirements of the ABL/FILO Acceptable Plan and shall be “Revolving Obligations” under the Exit Credit Agreement to the same extent as set forth in the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles;

•  the Prepetition Term Loan Credit Agreement and the DIP Credit Agreement shall have been replaced with a new credit agreement providing a term credit facility on terms and conditions reasonably acceptable to the Administrative Agent, the FILO Documentation Agent, and the FILO Lenders (it being agreed that the terms and conditions set forth in the Transaction Support Agreement dated on or about the date hereof are acceptable to the Administrative Agent, the FILO Documentation Agent and the FILO Lenders) (the term loan facility in place as of the Effective Date, the “Exit Term Loan Facility”), and the Administrative Agent and the agent under the Exit Term Loan Facility shall have entered into the Intercreditor Agreement (as defined below);

•  the accuracy of representations and warranties in all material respects (without duplication of any materiality qualifier) on the Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date; provided that the definition of Material Adverse Effect shall be defined in a manner consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to a carveout with respect to the filing of the Chapter 11 Cases and customary events or circumstances which resulted from the commencement of the Chapter 11 Cases;

•  the absence of the existence of any default or event of default under the Loan Documents;

•  the receipt by the Administrative Agent, the FILO Documentation Agent, and the FILO Lenders of an updated business plan in form reasonably consistent with the business plan received prior to the filing of the Chapter 11 Cases; and

•  Liquidity as of the Effective Date shall be no less than $65,000,000, after giving effect to all amounts advanced under the Exit Revolving Facility on the Effective Date and all payments authorized to be made pursuant to the ABL/FILO Approved Plan on or about the Effective Date. For purposes hereof, “Liquidity” shall mean, at any time of calculation, the amount of Excess Availability plus unrestricted cash of the Loan Parties; provided that Excess Availability (together with cash held in the Segregated Cash Collateral Account (as defined in the DIP Order)) shall comprise not less than $40,000,000 of such calculation; and provided further that the amount of any cash held in the Segregated Cash Collateral Account shall not be duplicative of unrestricted cash used in such calculation.

Representations and Warranties:	Consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

Affirmative Covenants:

Consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles; provided that the following modifications will be made:

1. The definition of “Cash Dominion Period” shall be amended and restated in its entirety as follows:

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 10% of the Modified Maximum Credit and (y) (i) from the Effective Date through September 30, 2024, $35,000,000, and (ii) thereafter, $45,000,000, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 10% of the Modified Maximum Credit and (y) (i) from the Effective Date through September 30, 2024, $35,000,000, and (ii) thereafter, $45,000,000, in each case, for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that a Cash Dominion Period shall be deemed continuing (even if Excess Availability exceeds the required amounts for twenty (20) consecutive calendar day) if a Cash Dominion Period has occurred and been discontinued on five (5) occasions in any twelve month period. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.

2. The definition of “Weekly Monitoring Event” shall be amended and restated in its entirety as follows:

“Weekly Monitoring Event” means (a) a Specified Event of Default has occurred and is continuing or (b) the Borrower fails to maintain Excess Availability equal the greater of (i) $45,000,000 and (ii) 12.5% of the Modified Maximum Credit; provided that a Weekly Monitoring Event shall be deemed continuing until the date on which, as applicable, in the case of the foregoing clause (a), such Specified Event of Default is waived in accordance with Section 12.1, or, in the case of the foregoing clause (b), Excess Availability has been greater than or equal to the greater of (i) $45,000,000 and (ii) 12.5% of the Modified Maximum Credit, in each case under clauses (i) and (ii), for at least twenty (20) consecutive calendar days.

3. Section 7.4 of the Pre-Petition ABL/FILO Credit Agreement shall be modified (x) to reflect that a Weekly Monitoring Event shall be deemed to exist at all times from the Effective Date through September 30, 2024 and (y) to require weekly delivery of an updated cash flow forecast on a rolling 13-week basis, together with a variance report, in form satisfactory to the Administrative Agent, showing comparisons for receipts and disbursements on a line items basis for the immediately preceding week to projected receipts and disbursements for such week, in each case through September 30, 2024.

4. Section 7.4(c) of the Pre-Petition ABL/FILO Credit Agreement shall be modified to require that the Administrative Agent may (and at the request of the FILO Documentation Agent shall) conduct two (2) inventory appraisals each year at the Company’s expense, regardless of the amount of Excess Availability.

5. The delivery of financial statements shall accommodate “fresh start” accounting, including reasonable (i) additional time and/or (ii) changes to the financial statements delivered during the fiscal month, fiscal quarter, and fiscal year in which such accounting changes are made, in each case as the Borrower and the Administrative Agent and the FILO Lenders may agree.

Negative Covenants:

Same as the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

In addition, the following modifications will be made:

1. No Restricted Payments consisting of cash dividends or distributions to shareholders (other than Restricted Payments of the type permitted pursuant to clauses (e), (g), (h), (j), (m) and (n) of the Pre-Petition ABL/FILO Credit Agreement) shall be permitted during the term of the Exit FILO Facility without the consent of all of the FILO Lenders.

2. No repayments or prepayments of the Term Facility (other than amortization payments set forth in the Transaction Support Agreement as in effect on the date hereof) and mandatory prepayments made from the proceeds of Term Loan Priority Collateral (as defined in the Intercreditor Agreement) shall be permitted during the term of the Exit FILO Facility without the consent of all of the FILO Lenders.

3. The definition of “Payment Conditions” shall be amended and restated in its entirety as follows:

“Payment Conditions” means, at any time of determination, (a) with respect to any Permitted Acquisition or Specified Payment under clause (i) of the definition thereof, that (x) no Event of Default exists or would arise as a result of the making of the subject Specified Payment or Permitted Acquisition, as the case may be, and (y) after giving Pro Forma Effect to such Specified Payment or Permitted Acquisition, as the case may be, and for the six-month period immediately preceding such Specified Payment or Permitted Acquisition, as the case may be and on a projected basis for the six-month period immediately following such Specified Payment or Permitted Acquisition, as the case may be, Excess Availability shall be greater than the greater of (A) 15% of the Modified Maximum Credit and (B) $75,000,000 and (b) with respect to any Specified Payment under clause (ii) of the definition thereof, that (x) no Event of Default exists or would arise as a result of the making of the subject Specified Payment and (y) after giving Pro Forma Effect to such Specified Payment, and for the six-month period immediately preceding such Specified Payment and on a projected basis for the six-month period immediately following such Specified Payment, Excess Availability shall be greater than the greater of (A) 25% of the Modified Maximum Credit and (B) $112,000,000. In each case with respect to the above conditions, the Borrower shall have delivered in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions in the foregoing clauses (a) and (b), as applicable, have been satisfied.

4. The definition of “Specified Payment” shall be amended and restated in its entirety as follows:

“Specified Payment” means (i) any Investment, incurrence of Indebtedness, incurrence of Liens, or Disposition, or (ii) any Restricted Payment or payments made pursuant to Sections 2.8 or 9.11 that, in each case, is subject to the satisfaction of the Payment Conditions.

Financial Covenant:	1. From the Effective Date until the date immediately following the completion of four full fiscal quarters of the Company after the Effective Date, the Loan Parties will not permit Excess Availability at any time to be less than (x) from the Effective Date through September 30, 2024, $25,000,000, and (y) from October 1, 2024 through the date immediately following the completion of four full fiscal quarters of the Company after the Effective Date, $45,000,000.

2. From and after the last day of the fourth full fiscal quarter after the Effective Date, the financial covenant shall revert to the requirements set forth in Section 6.1 of the Pre-Petition ABL/FILO Credit Agreement; provided that (a) the dollar floor set forth in the definition of “Covenant Trigger Event” shall be changed to $45,000,000, (b) the definition of “Consolidated Fixed Charge Coverage Ratio” and component definitions thereof will be defined as set forth on Annex II hereto (subject to any further modification to such definitions as may be agreed between the Borrower and the Administrative Agent, so long as such further modifications are not more favorable to the Loan Parties than the definitions set forth on Annex II hereto), and (c) the equity cure provisions shall be deleted in their entirety.

Events of Default:

Same as under the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

The definition of “Change of Control” will be modified to reflect the ownership structure of the Company as contemplated under the ABL/FILO Approved Plan.

Following the occurrence of a payment or bankruptcy event of default, either the Administrative Agent or the FILO Documentation Agent shall have the right to direct the Loan Parties to commence a commercially reasonable process for the sale of the Loan Parties’ assets on terms reasonably satisfactory to the Administrative Agent and the FILO Documentation Agent (a “Sale Event”).

Voting:	Consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

Requisite Lenders:	Consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

Intercreditor Agreement:	Substantially consistent with the Intercreditor Agreement (as defined in the Pre-Petition ABL/FILO Credit Agreement).

Cost and Yield Protection:	Consistent with the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

Assignments and Participations:	Same as the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles.

Expenses and Indemnification:	Same as the Pre-Petition ABL/FILO Credit Agreement, subject to the Documentation Principles (but including, with respect to the preparation of the Exit FILO Facility Commitment Letter and the Definitive Documentation, the reasonable fees and expenses of (i) one primary counsel to the Administrative Agent, which counsel shall be Morgan Lewis & Bockius LLP, and local bankruptcy counsel to the Administrative Agent, and (ii) one primary counsel to the FILO

Documentation Agent and the FILO Lenders, which counsel shall be Choate, Hall & Stewart LLP, and local bankruptcy counsel to the FILO Documentation Agent and the FILO Lenders, and one additional counsel to Centerbridge Credit CS, L.P., which counsel shall be Proskauer Rose LLP).

Governing Law and Forum:	New York.

ANNEX I to

EXHIBIT A

Interest Rates:	Same as under the Pre-Petition ABL/FILO Credit Agreement; provided that (i) from and after the Effective Date until the “FILO Adjustment Date” with respect to the fourth (4th) full fiscal quarter ending after the Effective Date, the “FILO Applicable Margin” shall be the applicable percentage set forth in Level II of the pricing grid set forth in the definition thereof, and (ii) thereafter, the “FILO Applicable Margin” shall be based upon “Consolidated EBITDA” for the applicable “Test Period” below, and the “FILO Applicable Margin EBITDA Thresholds” shall be as follows:

Test Period Ending On or About	Consolidated EBITDA
May 3, 2025	$155,600,000
August 2, 2025	$164,700,000
November 1, 2025	$163,700,000
January 31, 2026	$199,100,000
May 2, 2026	$205,100,000
August 1, 2026	$210,900,000
October 31, 2026	$218,100,000
January 30, 2027 and thereafter	$226,900,000

“Consolidated EBITDA” and “Consolidated Net Income” will be defined as set forth on Annex II hereto (subject to any further modification to such definitions as may be agreed between the Borrower and the Administrative Agent, so long as such further modifications are not more favorable to the Loan Parties than the definitions set forth on Annex II hereto).

Fees:	Consistent with the fees set forth in the “FILO Fee Letter” referred to in the Pre-Petition ABL/FILO Credit Agreement; provided that (i) for avoidance of doubt, no additional “Closing Fee” or “Agency Fee” shall be payable in connection with the Exit FILO Facility, and (ii) the “FILO Prepayment Premium” provisions (including the “Make Whole Amount”) shall be reinstated and extended by six (6) months (i.e., from the second anniversary of the “Third Amendment Effective Date” to the date that is six (6) months after the second anniversary of the “Third Amendment Effective Date”).

ANNEX II to

EXHIBIT A

“Consolidated EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Test Period:

(a) increased by (without duplication):

(i) (A) provision for taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 9.6(g), in each case under clauses (A) and (B), solely to the extent such amounts were deducted in computing Consolidated Net Income, plus

(ii) (A) total interest expense (including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (y) contingent obligations in respect of Indebtedness; provided that such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements or (z) fee and expenses paid to the Administrative Agent or the FILO Documentation Agent (in each case, in its capacity as such and for its own account) pursuant to the Loan Documents and fees and expenses paid to the administrative agent, the collateral agent, trustee or other similar Persons for any other Indebtedness permitted by Section 9.3) of such Person for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent such amounts were deducted in computing Consolidated Net Income, plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(iv) any fees, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment, restatement or modification to the terms of any such transactions, including such fees, expenses or charges incurred in connection with the First Amendment and any amendment or refinancing of the Term Facilities, in each case, deducted in computing Consolidated Net Income, plus

(v) (1) the amount of any charge, cost, loss, expense or reserve deducted in such period in computing Consolidated Net Income related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with any Investment permitted hereunder, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (G) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business and (2) any one-time costs, expenses or charges incurred in connection with (A) Permitted Acquisitions or other Investments permitted hereunder after the Effective Date or (B) the closing of any Stores or distribution centers after the Effective Date; provided that (1) amounts added back under this clause (v) shall be reasonable and documented in detail reasonably satisfactory to the Administrative Agent and the FILO Documentation Agent and (2) the aggregate amount added back pursuant to this clause (v), when taken together with the aggregate amount added back to Consolidated EBITDA pursuant to clauses (vi) and (ix) below, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (v) and clauses (vi) and (ix) below); plus

(vi) the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC) product and intellectual property development after the First Amendment Effective Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that (1) amounts added back under this clause (vi) shall be reasonable and documented in detail reasonably satisfactory to the Administrative Agent and the FILO Documentation Agent and (2) the aggregate amount added back pursuant to this clause (vi), when taken together with the aggregate amount added back to Consolidated EBITDA pursuant to clause (v) above and clause (ix) below, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (vi), clause (v) above and clause (ix) below), plus

(vii) any other non-cash charges including any write offs or write downs, to the extent reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with any Investments permitted hereunder, (G) all non-cash losses from Investments permitted hereunder recorded using the equity method and (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes; plus

(viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus

(ix) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and fees and expenses in connection with relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC); provided that (1) amounts added back under this clause (ix) shall be reasonable and documented in detail reasonably satisfactory to the Administrative Agent and the FILO Documentation Agent and (2) the aggregate amount added back pursuant to this clause (ix), when taken together with the aggregate amount added back to Consolidated EBITDA pursuant to clauses (v) and (vi) above, shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated after giving effect to any increase to Consolidated EBITDA pursuant to this clause (ix) and clauses (v) and (vi) above), plus

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xi) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests); plus

(xii) proceeds of business interruption insurance actually received (to the extent not counted in any prior period in anticipation of such receipt) or, to the extent not counted in any prior period, reasonably expected to be received, and

(b) decreased by (without duplication):

(i) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures made during such period and not financed with the proceeds of Indebtedness, minus (iii) Cash Taxes during such period to (b) (i) Debt Service Charges of or by the Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Test Period, plus (ii) Restricted Payments made in cash pursuant to clauses (f), (k) or (o) of Section 9.6 during such period, in each case in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such Test Period on a Consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) [reserved],

(b)  the Net Income for such Test Period shall not include the cumulative effect of a change in accounting principles during such Test Period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated Permitted Acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset Dispositions or the other Disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall include the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such Test Period,

(g) (i) any net unrealized gain or loss (after any offset) resulting in such Test Period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such Test Period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,

(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(j) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and

(k) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries, shall be excluded.

“Debt Service Charges” means for any Test Period, the sum of (a) Consolidated Interest Charges paid, or required to be paid, in cash for such Test Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness of the types set forth in clauses (a), (b), (c) and (f) of the definition of “Indebtedness” (excluding the Obligations but including, without limitation, Capitalized Lease Obligations) for such Test Period, plus (c) mandatory and voluntary prepayments of the Term Loan Facility made during such Test Period, in each case determined on a consolidated basis in accordance with GAAP.

Exhibit B

Acceptable ABL/FILO Plan

[see attached]

Exhibit C

Agreed Form of Interim DIP Order

[see attached]